Exhibit 99.1

FLAGSTONE RE REPORTS DILUTED BOOK VALUE PER SHARE
OF $13.08 FOR END OF SECOND QUARTER 2011

LUXEMBOURG, Grand Duchy of Luxembourg, August 1, 2011 - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced second quarter 2011 basic book value per share of $13.45 and diluted book value per share of $13.08, down 2.0% and 1.7%, respectively, for the quarter (percentages inclusive of dividends).  Net loss attributable to Flagstone’s common shareholders for the quarter ended June 30, 2011, was $20.2 million, or $0.29 per diluted share, compared to a net income of $13.3 million, or $0.17 per diluted share, for the quarter ended June 30, 2010.  Net loss attributable to Flagstone’s common shareholders for the six months ended June 30, 2011, was $181.4 million, or $2.60 per diluted share, compared to a net income of $44.8 million, or $0.55 per diluted share, for the six months ended June 30, 2010.

Operating highlights for the three and six months ended June 30, 2011 and 2010 included the following:

	For the three months ended June 30,			For the six months ended June 30,
	2011	2010	% Change	2011	2010	% Change

	(Expressed in millions of U.S. dollars, except percentages)

Net operating income (loss) (1)	$0.6	$20.1	(97.0)%	$(160.9)	$32.1	(600.7)%
Gross premiums written	$346.5	$369.6	(6.3)%	$768.6	$769.8	(0.2)%
Net premiums earned	$171.3	$232.1	(26.2)%	$421.8	$448.9	(6.0)%
Combined ratio	107.1%	103.4%	3.7%	144.6%	100.6%	44.0%
Total return on investments	0.4%	(0.1)%	0.5%	1.4%	0.8%	0.6%

 (1) Operating income, a non-GAAP financial measure, is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) - investments, net realized and unrealized gains (losses) - other, net foreign exchange losses (gains), and non-recurring items.  A reconciliation of this measure to net income attributable to Flagstone is presented at the end of this release.

David Brown, Flagstone’s Chief Executive Officer stated, “The first half of 2011 has been the industry’s costliest period on record for economic losses resulting from catastrophic events.  The record industry losses from the first quarter carried through the second quarter with the occurrence of a third earthquake in New Zealand and severe weather events in the United States. Despite this unprecedented activity, our balance sheet remains strong and the outlook for Flagstone is positive. Some of the markets in which we are active are benefiting from significant rate increases and we continue to believe our operational platform can access the markets we find attractive. We expect these positive rate movements, coupled with our expense initiatives, to positively impact our net results moving forward.  In addition to these trends, in 2011 we chose to increase our spending on retrocessional coverage, which although resulting in increased ceded premiums this quarter, has also assisted in protecting our balance sheet from the potential impact of future large events should they occur this year.  The reduction of our modeled probable maximum losses, as compared to the fourth quarter of 2010, reflects the benefits of this initiative.”

For the second quarter, Flagstone produced a loss ratio of 67.3 % and a combined ratio of 107.1%. This resulted in a decrease in diluted book value of 1.7 % during the second quarter.  Flagstone’s strategy to regionally diversify in North America resulted in positive results despite the severe weather activity in the United States.  Offsetting this was a limited amount of upwards revisions from catastrophes occurring in the first quarter as well as a third earthquake in New Zealand in June.

Mr. Brown added:  “Entering the key renewal season at mid-year, we received support from key clients and brokers and continued to enhance our portfolio while also improving certain existing relationships and adding several new key clients.  As a result, we were able to carefully position our portfolio to take advantage of an increase in rates in attractive areas and, consequently, our overall North American portfolio improved on a risk adjusted basis, even as we implemented our strategy to lower operating leverage. As a result, Flagstone’s gross premiums written decreased 6.3 percent during the second quarter.  In addition, as a result of program shifts to move upwards to improved pricing, our aggregate exposure to our North American portfolio was down 23 percent while premium written decreased by approximately $14.0 million.  In particular, our pricing indicated that Florida rates were up approximately 10 to 15 percent on upper layers, and 8 to 10 percent on lower layers, although our book of business saw an overall rate increase of 9 percent due to our optimizations.”

Results of Operations

The Company regularly reviews its financial results and assesses performance on the basis of three reportable segments: Reinsurance, Lloyd’s and Island Heritage.  Please refer to the “Segment Reporting” tables on pages 11 and 12 for more information. All amounts in the following tables are expressed in thousands of U.S. dollars, except percentages or unless otherwise stated.

Underwriting results

Reinsurance segment

Below is a summary of the underwriting results and ratios for our Reinsurance segment for the three months ended June 30, 2011 and 2010:

	For the three months ended June 30,
	2011	2010	$ Change	% Change

Property catastrophe reinsurance	$180,063	$201,106	$(21,043)	(10.5)%
Property reinsurance	53,223	56,148	(2,925)	(5.2)%
Short tail specialty and casualty reinsurance	40,978	38,448	2,530	6.6%
Gross premiums written	274,264	295,702	(21,439)	(7.3)%
Premiums ceded	(44,410)	(39,975)	(4,435)	11.1%
Net premiums written	229,854	255,727	(25,874)	(10.1)%
Net premiums earned	129,392	191,654	(62,262)	(32.5)%
Other related income	897	2,495	(1,598)	(64.0)%
Loss and loss adjustment expenses	(89,379)	(112,435)	23,056	(20.5)%
Acquisition costs	(29,601)	(36,492)	6,891	(18.9)%
General and administrative expenses	(21,443)	(34,048)	12,605	(37.0)%
Underwriting (loss) income	$(10,134)	$11,174	$(21,308)	NM (1)

Loss ratio	69.1%	58.7%
Acquisition cost ratio	22.9%	19.0%
General and administrative expense ratio	16.6%	17.8%
Combined ratio	108.6%	95.5%

(1)Not meaningful.

•
The decrease in net underwriting results is primarily related to lower net premiums earned during the three months ended June 30, 2011 as compared to the same period in 2010. The decrease in net premiums earned is primarily related to the purchase of additional reinsurance protection to reduce our net exposure to catastrophic events and reinstatement premiums incurred on our ceded reinsurance due to the loss activity in 2011.

•
The decrease in gross property catastrophe reinsurance premiums is due to reduction in exposure for the Japan and North America renewals, partially offset by rate level increases on our property catastrophe treaties renewed in the quarter. The increase in short tail specialty and casualty reinsurance premiums written is primarily due to increased business with existing clients and the addition of new clients. During the three months ended June 30, 2011, we recorded $5.8 million of gross reinstatement premiums compared to $4.5 million recorded for the same period in 2010.

•
Premiums ceded were 16.2% of gross reinsurance premiums written compared to 13.5% for the same period in 2010 reflecting the increased level of reinsurance purchases after the loss events during the first quarter of 2011.

•
Losses incurred for the current quarter primarily related to the U.S. tornadoes of $19.4 million, the June New Zealand earthquake of $18.5 million and net adverse developments on first quarter 2011 events of $26.6 million, compared to the Deepwater Horizon oil rig loss of $27.5 million during the same period in 2010.

•
Each quarter we revisit our loss estimates for previous catastrophe events. During the quarter ended June 30, 2011, based on updated estimates provided by clients and brokers, we recorded net positive developments of $12.8 million for prior accident years. During the second quarter of 2010, the net favorable developments for prior catastrophe events were $3.5 million.

•
The decrease in general and administrative expenses is primarily the result of our focus on lowering and rationalizing costs and expenses, implemented during 2010.  In addition, as a result of the net loss incurred in the three months ended June 30, 2011, staff compensation accruals and performance based compensation expectations have been adjusted downward.

Below is a summary of the underwriting results and ratios for our Reinsurance segment for the six months ended June 30, 2011 and 2010:

	For the six months ended June 30,
	2011	2010	$ Change	% Change

Property catastrophe reinsurance	$389,808	$416,498	$(26,690)	(6.4)%
Property reinsurance	119,022	108,274	10,748	9.9%
Short tail specialty and casualty reinsurance	132,136	113,622	18,514	16.3%
Gross premiums written	640,966	638,394	2,572	0.4%
Premiums ceded	(163,171)	(106,830)	(56,341)	52.7%
Net premiums written	477,795	531,564	(53,769)	(10.1)%
Net premiums earned	341,684	370,625	(28,941)	(7.8)%
Other related income	1,366	2,965	(1,599)	(53.9)%
Loss and loss adjustment expenses	(400,278)	(209,993)	(190,285)	90.6%
Acquisition costs	(71,948)	(70,227)	(1,721)	2.5%
General and administrative expenses	(38,613)	(68,105)	29,492	(43.3)%
Underwriting (loss) income	$(167,789)	$25,265	$(193,054)	NM (1)

Loss ratio	117.1%	56.7%
Acquisition cost ratio	21.1%	18.9%
General and administrative expense ratio	11.3%	18.4%
Combined ratio	149.5%	94.0%

(1)NM - not meaningful.

•
The decrease in net underwriting results is primarily related to incurred losses on more significant catastrophic events in 2011 (Australian floods, cyclone Yasi, New Zealand earthquakes (February and June), Japan earthquake and tsunami and the second quarter 2011 U..S. tornado activity), as compared to the same period in 2010 (Chile earthquake and Deepwater Horizon oil rig) and to lower net premiums earned due to increase in premiums ceded.

•
The decrease in gross property catastrophe reinsurance premiums is due to reduction in exposure for the January 1 and June 1 renewals, partially offset by the increase in reinstatement premiums due to higher catastrophe losses in the first six months of 2011. The increase in gross property and short tail specialty and casualty reinsurance premiums written is primarily due to increased business with existing clients and the addition of new clients.  During the six months ended June 30, 2011, we recorded $17.8 million of gross reinstatement premiums compared to $8.3 million recorded for the same period in 2010. The increase was due to higher catastrophe losses in the current period.

•
Premiums ceded were 25.5% of gross reinsurance premiums written compared to 16.7% for the same period in 2010. The increase is primarily related to the purchase of additional reinsurance protection to reduce our net exposure to catastrophic events and reinstatement premiums incurred on our ceded reinsurance due to the loss activity in 2011.

•
The increase in the loss ratio compared to the same period of 2010 is primarily due to more significant losses from catastrophic events in the current period, including net incurred losses related to the Australian floods ($27.2 million), cyclone Yasi ($29.8 million), New Zealand earthquake of February 2011 ($100.8 million), the Japan earthquake and tsunami ($99.1 million), New Zealand earthquake of June 2011 ($18.5 million) and the U.S. tornadoes ($19.4 million) compared to the same period in 2010, which included losses related to the Chile earthquake ($52.7 million) and the Deepwater Horizon oil rig ($27.5 million).

•
The decrease in general and administrative expenses is primarily the result of our focus, implemented during 2010, on lowering and rationalizing costs and expenses, including the disposal of corporate aircraft. In addition, as a result of the net loss incurred in the six months ended June 30, 2011, staff compensation accrual and performance based compensation expectations have been adjusted downward.

Lloyd’s segment

Below is a summary of the underwriting results and ratios for our Lloyd's segment for the three months ended June 30, 2011 and 2010:

	For the three months ended June 30,
	2011	2010	$ Change	% Change

Property reinsurance	$27,204	$30,831	$(3,627)	(11.8)%
Short tail specialty and casualty reinsurance	24,669	29,942	(5,273)	(17.6)%
Gross premiums written	51,873	60,773	(8,900)	(14.6)%
Premiums ceded	(2,526)	(7,484)	4,958	(66.2)%
Net premiums written	49,347	53,289	(3,942)	(7.4)%
Net premiums earned	35,931	37,610	(1,679)	(4.5)%
Other related income	696	1,487	(791)	(53.2)%
Loss and loss adjustment expenses	(25,497)	(39,179)	13,682	(34.9)%
Acquisition costs	(8,386)	(8,394)	8	(0.1)%
General and administrative expenses	(5,367)	(6,615)	1,248	(18.9)%
Underwriting (loss)	$(2,623)	$(15,091)	$12,468	(82.6)%

Loss ratio	71.0%	104.2%
Acquisition cost ratio	23.3%	22.3%
General and administrative expense ratio	14.9%	17.6%
Combined ratio	109.2%	144.1%

•	The decrease in the gross premiums written is primarily attributable to our decision to decline the renewal of certain business due to unfavorable pricing terms.

•
Premiums ceded were 4.9% of gross premiums written compared to 12.3% of gross premiums written for the same period in 2010.  The reduction is a function of lower gross written premiums during the quarter and the timing of certain reinsurance contracts.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $0.4 million compared to $0.8 million for the same period in 2010. This amount is eliminated upon consolidation.

•
The decrease in the loss ratio compared to the second quarter of 2010 is primarily due to less significant losses from catastrophic events in the current quarter, which include the U.S. tornadoes ($2.5 million), compared to the same period of 2010, which included losses related to the Deepwater Horizon oil rig; ($14.0 million).

•	Other related income, derived from services provided to syndicates and third parties, decreased primarily as a result of a reduction of certain services being provided to third parties.

Below is a summary of the underwriting results and ratios for our Lloyd's segment for the six months ended June 30, 2011 and 2010:

	For the six months ended June 30,
	2011	2010	$ Change	% Change

Property reinsurance	$44,721	$50,290	$(5,569)	(11.1)%
Short tail specialty and casualty reinsurance	55,682	62,672	(6,990)	(11.2)%
Gross premiums written	100,403	112,962	(12,559)	(11.1)%
Premiums ceded	(23,052)	(19,089)	(3,963)	20.8%
Net premiums written	77,351	93,873	(16,522)	(17.6)%
Net premiums earned	73,758	73,298	460	0.6%
Other related income	1,644	10,131	(8,487)	(83.8)%
Loss and loss adjustment expenses	(63,911)	(68,607)	4,696	(6.8)%
Acquisition costs	(17,772)	(17,388)	(384)	2.2%
General and administrative expenses	(11,082)	(11,557)	475	(4.1)%
Underwriting (loss)	$(17,363)	$(14,123)	$(3,240)	22.9%

Loss ratio	86.6%	93.6%
Acquisition cost ratio	24.1%	23.7%
General and administrative expense ratio	15.0%	15.8%
Combined ratio	125.7%	133.1%

(1)NM - not meaningful.

•	The decrease in the gross premiums written is primarily attributable to our decision to decline the renewal of certain business due to unfavorable pricing terms.

•
Premiums ceded were 23.0% of gross premiums written compared to 16.9% of gross premiums written for the same period in 2010. The increase in the premiums ceded ratio is primarily due to changes in the timing of certain reinsurance contracts, which now incept at January 1, together with the purchase of additional reinsurance coverage in 2011.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $6.5 million compared to $6.1 million for the same period in 2010. This amount is eliminated upon consolidation.

•
Other related income, derived from services provided to syndicates and third parties, decreased primarily as a result of the recognition of profit commission from Syndicate 1861’s 2007 year of account, recorded in the first quarter of 2010, in the amount of $7.0 million.

•
The significant losses from catastrophic events in the current period, include net incurred losses related to the Australian floods ($4.0 million), New Zealand earthquake ($3.5 million), the Japan earthquake and tsunami ($12.2 million) and the U.S. tornadoes ($2.5 million), compared to the same period in 2010, which included losses related to the Chile earthquake ($7.3 million) and the Deepwater horizon oil rig ($14.0 million).

Island Heritage segment

Below is a summary of the underwriting results and ratios for our Island Heritage segment for the three months ended June 30, 2011 and 2010:

	For the three months ended June 30,
	2011	2010	$ Change	% Change

Gross premiums written	$30,491	$23,316	$7,175	30.8%
Premiums ceded	(45,555)	(38,490)	(7,065)	18.4%
Net premiums written	(15,064)	(15,174)	110	(0.7)%
Net premiums earned	5,954	2,815	3,139	111.5%
Other related income	4,767	5,539	(771)	(13.9)%
Loss and loss adjustment expenses	(319)	(249)	(70)	28.1%
Acquisition costs	(5,257)	(4,389)	(868)	19.8%
General and administrative expenses	(2,375)	(2,059)	(316)	15.3%
Underwriting (loss) income	$2,770	$1,657	$1,113	67.2%

Loss ratio (1)	3.0%	3.0%
Acquisition cost ratio (1)	49.0%	52.5%
General and administrative expense ratio (1)	22.2%	24.6%
Combined ratio (1)	74.2%	80.1%

(1)For Island Heritage segment all ratios calculated using expenses divided by net premiums earned plus other related income.

•
The increase in gross premiums written is primarily related to continued growth in the Bahamas and the Cayman Islands. Contracts are written on a per risk basis and consist primarily of property lines.

•
Premiums ceded were 149.4% of gross premiums written compared to 165.1% of gross premiums written for the same period in 2010. The second quarter is the period in which the Company renews the critical components of its catastrophe reinsurance program and as such the ceded premiums tend to be significant relative to the written premiums.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $9.8 million compared to $9.4 million for the same period in 2010. This amount is eliminated upon consolidation.

•
Other related income consists primarily of quota share reinsurance ceding commissions.  The other related income includes $4.0 million related to the quota share arrangement between Island Heritage and Flagstone Suisse compared to $3.7 million during the same period in 2010.  This amount is eliminated upon consolidation.

Below is a summary of the underwriting results and ratios for our Island Heritage segment for the six months ended June 30, 2011 and 2010:

	For the six months ended June 30,
	2011	2010	$ Change	% Change

Gross premiums written	$51,437	$41,078	$10,359	25.2%
Premiums ceded	(60,286)	(48,892)	(11,394)	23.3%
Net premiums written	(8,849)	(7,814)	(1,035)	13.2%
Net premiums earned	6,324	4,971	1,353	27.2%
Other related income	12,070	11,145	926	8.3%
Loss and loss adjustment expenses	(755)	(642)	(113)	17.5%
Acquisition costs	(9,784)	(8,381)	(1,403)	16.7%
General and administrative expenses	(4,583)	(4,235)	(348)	8.2%
Underwriting income	$3,272	$2,858	$414	14.5%

Loss ratio (1)	4.1%	4.0%
Acquisition cost ratio (1)	53.2%	52.0%
General and administrative expense ratio (1)	24.9%	26.3%
Combined ratio (1)	82.2%	82.3%

(1)For Island Heritage segment all ratios calculated using expenses divided by net premiums earned plus other related income.

•
The increase in gross premiums written is primarily related to continued growth in the Bahamas and the Cayman Islands. Contracts are written on a per risk basis and consist primarily of property lines.

•	Premiums ceded were 117.2% of gross premiums written compared to 119.0% of gross premiums written for the same period in 2010.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $17.7 million compared to $16.5 million for the same period in 2010. This amount is eliminated on consolidation.

•
Other related income consists primarily of quota share reinsurance ceding commissions.  The other related income includes $8.3 million related to the quota share arrangement between Island Heritage and Flagstone Suisse compared to $7.5 million for the same period in 2010.  This amount is eliminated upon consolidation.

Investment results

The total return on our investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three and six months ended June 30, 2011, the total return on invested assets was 0.4% and 1.4%, respectively, compared to (0.1)% and 0.8%, respectively for the three and six months ended June 30, 2010. The change in the total return on invested assets of 0.5% and 0.6% during the three and six months ended June 30, 2011, compared to the same periods in 2010 is primarily due to the positive impact of rising inflation indices on our inflation protected fixed income securities and better performance of commodity and equity markets.

Net investment income

Net investment income for the three and six months ended June 30, 2011 was $13.1 million and $22.5 million compared to $8.2 million and $15.5 million for the same periods in 2010.  The increase is principally due to a higher amortization income on the Treasury Inflation Protected Securities (“TIPS”) caused by the impact of the rise in inflation index.  On the TIPS, the positive amortization is offset by losses reported in net realized and unrealized gains (losses) – investments.

Net realized and unrealized gains and losses – investments

Net realized and unrealized losses on the Company’s portfolio amounted to $7.8 million and gains of $3.1 million for the three and six months ended June 30, 2011, respectively, compared to losses of $12.7 million and $2.9 million for the three and six months ended June 30, 2010, respectively.

These amounts comprise net realized and unrealized gains and losses on our fixed maturities, equities, other investments and on our investment portfolio of derivatives which includes, U.S. equity, global equities, global bonds, commodity and real estate futures, "to be announced" mortgage-backed securities, interest rate swaps and total return swaps.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its currency exposure with derivative instruments such as currency swaps and foreign currency forward contracts. Net realized and unrealized gains (losses) - other amounted to $14.0 million and $13.3 million for the three and six months ended June 30, 2011, respectively, compared to $(2.0) million and $3.7 million, respectively, for the same periods in 2010.

The components of the $14.0 million and $13.3 million gains for the three and six months ended June 30, 2011, are as follows:

	For the three months ended	For the six months ended
	June 30, 2011	June 30, 2011

	(Expressed in thousands of U.S. dollars)
Currency swaps	$467	$1,547
Foreign currency forward contracts	13,519	11,508
Reinsurance derivatives	-	241
Net realized and unrealized gains - other	$13,986	$13,296

Interest expense

Interest expense consists of interest due on outstanding debt securities and the amortization of debt offering expenses. Interest expense was $3.0 million and $5.9 million for the three and six months ended June 30, 2011, respectively, compared to $2.5 million and $5.1 million for the three and six months ended June 30, 2010, respectively.

Flagstone shareholders’ equity

During the second quarter of 2011, the Company made no repurchases pursuant to its buyback program. As of June 30, 2011, authority to make up to $11.2 million of repurchases remained available under the buyback program.

At June 30, 2011, Flagstone’s shareholders' equity was $0.9 billion and diluted book value per common share was $13.08.

Additional information

The Company will host a conference call on Tuesday, August 2, 2011, at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available on the Financial & Investor section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the property, property catastrophe, and short-tail specialty and casualty insurance and reinsurance businesses. The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”.  Additional financial information and other items of interest are available on the Company’s website located at www.flagstonere.com.

For more detailed financial information, please refer to the unaudited June 30, 2011, Financial Supplement, which will be posted on the Company’s website.

CONTACT:

Flagstone Reinsurance Holdings, S.A.
Brenton Slade +352 2 735 1515
bslade@flagstonere.com

Unaudited Consolidated Condensed Balance Sheets
As at June 30, 2011 and December 31, 2010
(Expressed in thousands of U.S. dollars, except share data)

	As at June 30,	As at December 31,
	2011	2010
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2011 - $1,301,597; 2010 - $1,433,868)	$1,363,471	$1,473,862
Short term investments, at fair value (Amortized cost: 2011 - $15,713; 2010 - $14,254)	15,712	14,251
Other investments	127,411	120,047
Total investments	1,506,594	1,608,160
Cash and cash equivalents	275,984	345,705
Restricted cash	54,736	43,413
Premium balances receivable	534,228	318,455
Unearned premiums ceded	136,295	68,827
Reinsurance recoverable	180,832	28,183
Accrued interest receivable	13,626	15,599
Receivable for investments sold	203,257	1,795
Deferred acquisition costs	88,342	65,917
Funds withheld	30,721	25,934
Goodwill	16,476	16,381
Intangible assets	32,089	31,549
Asset held for sale	-	2,300
Other assets	170,416	146,984
Total assets	$3,243,596	$2,719,202

LIABILITIES
Loss and loss adjustment expense reserves	$1,068,204	$721,314
Unearned premiums	577,737	378,804
Insurance and reinsurance balances payable	126,579	82,134
Payable for investments purchased	176,750	3,106
Long term debt	252,602	251,122
Other liabilities	77,425	86,127
Total liabilities	2,279,297	1,522,607

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued (2011 - 84,464,259; 2010 - 84,474,758) and outstanding (2011 - 70,058,168; 2010 - 68,585,588)	845	845
Common shares held in treasury, at cost (2011 - 14,406,091; 2010 - 15,889,170)	(161,701)	(178,718)
Additional paid-in capital	877,227	904,235
Accumulated other comprehensive loss	(2,586)	(6,178)
Retained earnings	233,119	414,549
Total Flagstone shareholders' equity	946,904	1,134,733
Noncontrolling interest in subsidiaries	17,395	61,862
Total equity	964,299	1,196,595
Total liabilities and equity	$3,243,596	$2,719,202

Unaudited Consolidated Condensed Statements of Operations and Comprehensive (Loss) Income
For the three and six months ended June 30, 2011 and 2010
(Expressed in thousands of U.S. dollars, except share and per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2011	2010	2011	2010

REVENUES
Gross premiums written	$346,493	$369,611	$768,644	$769,813
Premiums ceded	(82,356)	(75,769)	(222,347)	(152,190)
Net premiums written	264,137	293,842	546,297	617,623
Change in net unearned premiums	(92,860)	(61,763)	(124,531)	(168,729)
Net premiums earned	171,277	232,079	421,766	448,894
Net investment income	13,075	8,219	22,507	15,504
Net realized and unrealized (losses) gains - investments	(7,761)	(12,671)	3,143	(2,860)
Net realized and unrealized gains (losses) - other	13,986	(1,966)	13,296	3,692
Other income	2,520	6,531	7,131	17,572
Total revenues	193,097	232,192	467,843	482,802

EXPENSES
Loss and loss adjustment expenses	115,195	151,863	464,944	279,242
Acquisition costs	39,057	45,584	90,813	88,421
General and administrative expenses	29,185	42,722	54,278	83,897
Interest expense	2,994	2,545	5,940	5,059
Net foreign exchange losses (gains)	27,041	(7,856)	36,986	(11,812)
Total expenses	213,472	234,858	652,961	444,807
(Loss) income before income taxes and interest in earnings of equity investments	(20,375)	(2,666)	(185,118)	37,995
Recovery (provision) for income tax	1,533	(438)	6,165	(3,290)
Interest in earnings of equity investments	(171)	(283)	(456)	(542)
Net (loss) income	(19,013)	(3,387)	(179,409)	34,163
Less: (Income) loss attributable to noncontrolling interest	(1,197)	16,656	(2,021)	10,610
NET (LOSS) INCOME ATTRIBUTABLE TO FLAGSTONE	$(20,210)	$13,269	$(181,430)	$44,773

Net (loss) income	$(19,013)	$(3,387)	$(179,409)	$34,163
Change in currency translation adjustment	873	(1,184)	3,750	(4,881)
Change in defined benefit pension plan obligation	(158)	(397)	(158)	103
Comprehensive (loss) income	(18,298)	(4,968)	(175,817)	29,385
Less: Comprehensive (income) loss attributable to noncontrolling interest	(1,197)	16,656	(2,021)	10,610
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO FLAGSTONE	$(19,495)	$11,688	$(177,838)	$39,995

Weighted average common shares outstanding—Basic	70,380,852	79,479,918	69,869,195	81,010,939
Weighted average common shares outstanding—Diluted	70,380,852	79,613,131	69,869,195	81,205,844
Net (loss) income attributable to Flagstone per common share—Basic	$(0.29)	$0.17	$(2.60)	$0.55
Net (loss) income attributable to Flagstone per common share—Diluted	$(0.29)	$0.17	$(2.60)	$0.55
Distributions declared per common share (1)	$0.04	$0.04	$0.08	$0.08

 (1) Distributions declared per common share are in the form of a non-dividend return of capital.  Prior to the Company's redomestication to Luxembourg on May 17, 2010, such distributions were in the form of dividends.

Segment Reporting (unaudited)
For the three months ended June 30, 2011 and 2010
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended June 30, 2011
	Reinsurance	Lloyd's	Island Heritage	Inter-segment Eliminations (1)	Total

Gross premiums written	$274,264	$51,873	$30,491	$(10,135)	$346,493
Premiums ceded	(44,410)	(2,526)	(45,555)	10,135	(82,356)
Net premiums written	229,854	49,347	(15,064)	-	264,137
Net premiums earned	$129,392	$35,931	$5,954	$-	$171,277
Other related income	897	696	4,767	(4,187)	2,173
Loss and loss adjustment expenses	(89,379)	(25,497)	(319)	-	(115,195)
Acquisition costs	(29,601)	(8,386)	(5,257)	4,187	(39,057)
General and administrative expenses	(21,443)	(5,367)	(2,375)	-	(29,185)
Underwriting (loss) income	$(10,134)	$(2,623)	$2,770	$-	$(9,987)

Loss ratio (2)	69.1%	71.0%	3.0%		67.3%
Acquisition cost ratio (2)	22.9%	23.3%	49.0%		22.8%
General and administrative expense ratio (2)	16.6%	14.9%	22.1%		17.0%
Combined ratio (2)	108.6%	109.2%	74.1%		107.1%

	For the three months ended June 30, 2010
	Reinsurance	Lloyd's	Island Heritage	Inter-segment Eliminations (1)	Total

Gross premiums written	$295,702	$60,773	$23,316	$(10,180)	$369,611
Premiums ceded	(39,975)	(7,484)	(38,490)	10,180	(75,769)
Net premiums written	255,727	53,289	(15,174)	-	293,842
Net premiums earned	$191,654	$37,610	$2,815	$-	$232,079
Other related income	2,495	1,487	5,539	(3,691)	5,830
Loss and loss adjustment expenses	(112,435)	(39,179)	(249)	-	(151,863)
Acquisition costs	(36,492)	(8,394)	(4,389)	3,691	(45,584)
General and administrative expenses	(34,048)	(6,615)	(2,059)	-	(42,722)
Underwriting income (loss)	$11,174	$(15,091)	$1,657	$-	$(2,260)

Loss ratio (2)	58.7%	104.2%	3.0%		65.4%
Acquisition cost ratio (2)	19.0%	22.3%	52.5%		19.6%
General and administrative expense ratio (2)	17.8%	17.6%	24.6%		18.4%
Combined ratio (2)	95.5%	144.1%	80.1%		103.4%

Segment Reporting (unaudited)
For the six months ended June 30, 2011 and 2010
(Expressed in thousands of U.S. dollars, except percentages)

	For the six months ended June 30, 2011
	Reinsurance	Lloyd's	Island Heritage	Inter-segment Eliminations (1)	Total

Gross premiums written	$640,966	$100,403	$51,437	$(24,162)	$768,644
Premiums ceded	(163,171)	(23,052)	(60,286)	24,162	(222,347)
Net premiums written	477,795	77,351	(8,849)	-	546,297
Net premiums earned	$341,684	$73,758	$6,324	$-	$421,766
Other related income	1,366	1,644	12,070	(8,691)	6,389
Loss and loss adjustment expenses	(400,278)	(63,911)	(755)	-	(464,944)
Acquisition costs	(71,948)	(17,772)	(9,784)	8,691	(90,813)
General and administrative expenses	(38,613)	(11,082)	(4,583)	-	(54,278)
Underwriting (loss) income	$(167,789)	$(17,363)	$3,272	$-	$(181,880)

Loss ratio (2)	117.1%	86.6%	4.1%		110.2%
Acquisition cost ratio (2)	21.1%	24.1%	53.2%		21.5%
General and administrative expense ratio (2)	11.3%	15.0%	24.9%		12.9%
Combined ratio (2)	149.5%	125.7%	82.2%		144.6%

	For the six months ended June 30, 2010
	Reinsurance	Lloyd's	Island Heritage	Inter-segment Eliminations (1)	Total

Gross premiums written	$638,394	$112,962	$41,078	$(22,621)	$769,813
Premiums ceded	(106,830)	(19,089)	(48,892)	22,621	(152,190)
Net premiums written	531,564	93,873	(7,814)	-	617,623
Net premiums earned	$370,625	$73,298	$4,971	$-	$448,894
Other related income	2,965	10,131	11,145	(7,575)	16,666
Loss and loss adjustment expenses	(209,993)	(68,607)	(642)	-	(279,242)
Acquisition costs	(70,227)	(17,388)	(8,381)	7,575	(88,421)
General and administrative expenses	(68,105)	(11,557)	(4,235)	-	(83,897)
Underwriting income (loss)	$25,265	$(14,123)	$2,858	$-	$14,000

Loss ratio (2)	56.7%	93.6%	4.0%		62.2%
Acquisition cost ratio (2)	18.9%	23.7%	52.0%		19.7%
General and administrative expense ratio (2)	18.4%	15.8%	26.3%		18.7%
Combined ratio (2)	94.0%	133.1%	82.3%		100.6%

(1) Inter−segment eliminations relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.
(2) For Island Heritage segment all ratios calculated using expenses divided by net premiums earned plus other related income.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the impact of the agencies’ ongoing review of our financial strength ratings and the consequences to our business of this review and sustained negative outlook or any downgrade; our ability to raise capital on favorable terms or at all; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts in which the deposit premium is not specified; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, and our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; our exposure to many different counterparties in the financial service industry, and the related credit risk of counterparty default; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our need for financial flexibility to maintain our current level of business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the insurance and reinsurance industries; declining demand due to increased retentions by cedents and other factors; our ability to continue to implement our expense reduction initiatives; the impact of terrorist activities on the economy; and rating agency policies and practices, particularly related to the duration a company may remain on negative outlook without further ratings action.

On March 20, 2011, Moody’s Investors Service placed the financial strength rating of the Company and its principal subsidiary, Flagstone Suisse, under review. On July 29, 2011, Moody’s Investor Services indicated that they have decided to extend their review for possible downgrade in order to continue to evaluate the steps taken  by the Company to reduce risk and the extent of further planned changes. On March 31, 2011, Fitch Ratings re-affirmed the A- insurer financial strength of Flagstone Suisse and revised its outlook to negative. On April 12, 2011, A.M. Best Co. re-affirmed the A- financial strength rating of Flagstone Suisse and revised its outlook to negative. Currently, the majority of Flagstone Suisse reinsurance contracts permit cancellation if our financial strength rating is downgraded below A- by A.M. Best Co.  We anticipate that A.M. Best Co.’s next planned review of our financial strength rating will take place after the North American hurricane season, although they could take action at any time.   Resolution of the negative outlook is dependent on our ability to generate a reasonable and sustainable level of profitability, reduce our dependence on retrocessional support, bring our risk appetite in line with our available capital, continuation of our expense reduction initiatives and, most importantly, improving our overall financial flexibility.  We are working to successfully address each of these items.  A downgrade or sustained negative outlook by any rating organization could result in a significant reduction in the number of reinsurance contracts we write and in a substantial loss of business as our customers, and brokers that place such business, move to other competitors with higher financial strength ratings, as well as resulting in negative consequences for our results of operations, cash flows, competitive position and business prospects.  Although we regularly provide financial and other information to rating agencies to both maintain and enhance existing financial strength ratings, we cannot assure that our financial strength ratings will not remain on negative outlook or be downgraded in the future by any of these agencies.

We seek to maintain a prudent amount of capital for our business and maintain our overall financial flexibility. When assessing our financial position and potential capital needs, we consider, among other things, the low investment returns environment, our recent and potential net exposure to losses associated with catastrophic events, underwriting opportunities and market conditions. We may decide to raise additional capital in the future to continue and/or invest in our existing businesses or write new business, although any such decision will be dependent on then-existing market and other conditions.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the SEC.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. Federal securities laws.  Readers are cautioned not to place undue reliance on these forward-looking statements, which are subject to significant uncertainties and speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the U.S. GAAP financial measures set forth in this Press Release, we have presented “basic book value per common share”, “diluted book value per common share” and “operating income”, which are non-GAAP financial measures.  Management uses growth in diluted book value per common share as a prime measure of the value the Company is generating for its common shareholders, as management believes that growth in the Company’s diluted book value per common share ultimately translates into growth in the Company’s stock price.

Basic book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.  Diluted book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the warrant, performance share units (“PSUs”) and restricted share units (“RSUs”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per common share.  A warrant was anti-dilutive and was excluded from the calculation of diluted book value per common share as at June 30, 2011 and December 31, 2010.

Operating income is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains), and non-recurring items.

While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. Basic book value per common share does not reflect the number of common shares that may be issued upon vesting or exercise of dilutive securities. On the other hand, by giving effect to dilutive securities, diluted book value per common share takes into account common share equivalents and not just the number of common shares actually outstanding. These non-GAAP financial measures are not prepared in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles, are not reported by all of our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. In light of these limitations, we use these non-GAAP financial measures only as supplements to GAAP financial measures and provide a reconciliation of the non-GAAP financial measures to their most comparable GAAP financial measures.

Book Value Per Common Share (unaudited)
As at June 30, 2011 and December 31, 2010
(Expressed in thousands of U.S. dollars, except share and per share data)

	As at
	June 30, 2011	December 31, 2010

Flagstone shareholders' equity	$946,904	$1,134,733
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone shareholders' equity	$946,904	$1,134,733

Cumulative distributions paid per outstanding common share (3)	$0.64	$0.56

Common shares outstanding - end of period	70,058,168	68,585,588
Vested RSUs	322,684	262,013
Total common shares outstanding - end of period	70,380,852	68,847,601

Potential shares to be issued:
PSUs expected to vest	1,762,442	3,998,558
RSUs outstanding	270,150	315,200
Conversion of warrant (2)	-	-
Common shares outstanding - diluted	72,413,444	73,161,359

Basic book value per common share	$13.45	$16.48

Diluted book value per common share	$13.08	$15.51

Basic book value per common share plus accumulated distributions	$14.09	$17.04

Diluted book value per common share plus accumulated distributions	$13.72	$16.07

Distributions per common share paid during the period (3)	$0.08	$0.16

(1)No proceeds due when exercised
(2)Below strike price - not dilutive
(3)Distributions paid per common share are in the form of a non-dividend return of capital. Prior to the Redomestication, such distributions were in the form of dividends.

Operating (Loss) Income (unaudited)
For the three and six months ended June 30, 2011 and 2010
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010

Net (loss) income attributable to Flagstone	$(20,210)	$13,269	$(181,430)	$44,773

Adjustments for:
Net realized and unrealized losses (gains) - investments	7,761	12,671	(3,143)	2,860
Net realized and unrealized (gains) losses - other	(13,986)	1,966	(13,296)	(3,692)
Net foreign exchange losses (gains)	27,041	(7,856)	36,986	(11,812)

Net operating income (loss)	$606	$20,050	$(160,883)	$32,129

Average Flagstone shareholders' equity	$957,849	$1,201,952	$1,040,819	$1,203,661

Annualized net operating return on average Flagstone shareholders' equity	0.3%	6.7%	(30.9)%	5.3%